Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD APPOINTS NEW HEAD OF MANUFACTURING

Newport Beach, CA – January 3, 2013 – American Vanguard Corporation (NYSE:AVD) today announced the planned retirement of Douglas Ashmore after a 24-year career as Vice President, Director of Manufacturing for the Company’s wholly-owned subsidiary AMVAC Chemical Corporation. John Rizzi who joined the Company over a decade ago and who served as Senior Director of Operations during 2012, has been promoted to Vice President, Director of Manufacturing for AMVAC Chemical.

Eric Wintemute, Chairman & CEO of American Vanguard commented: “Doug Ashmore has been a driving force in growing AMVAC from a single formulating and packaging plant in 1988 to the manufacturer and formulator of dozens of active ingredients supplying our global business today. Over the years, Doug has managed the construction and acquisition of production facilities; has coordinated operations, engineering, supply chain and logistics functions; and has consistently maintained the highest priority on worker safety, environmental stewardship and product quality in keeping with our core values. We are delighted that Doug will continue to assist us with key projects on a consulting basis.”

Mr. Rizzi’s 28-year engineering and manufacturing career includes assignments in the U.S., Canada, Australia and New Zealand in addition to his key role as Plant Manager of AMVAC’s largest facility in Axis, Alabama. He has undergraduate and master’s degrees in chemical engineering from McGill University in Montreal, Canada and a Certificate in Business Studies from Waikato University, New Zealand.

Mr. Wintemute commented: “John’s manufacturing career includes extensive experience with safe production start-ups, continuous improvement programs, maximizing manufacturing output and handling hazardous materials. He has managed the operation and growth of the Axis facility from the re-start of the plant shortly after acquisition in 2001 to the successful completion of many expansion projects that we have commissioned in recent years. In his new role, John will be responsible for all of AMVAC’s manufacturing plants and in charge of production engineering, supply chain and logistics functions. John’s skill set, leadership qualities and proven record of achievement make us very confident that he will be successful in this new expanded role.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® & Russell 3000® Indexes and the Standard & Poors Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. All forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed in the Company’s SEC reports and filings. Any forward-looking statements in this release represent the Company’s best judgment as of the date of this release.

CONTACT:
American Vanguard Corporation William A. Kuser, Director of Investor Relations (949) 260-1200 williamk@amvac-chemical.com	The Equity Group Inc. www.theequitygroup.com Lena Cati (212) 836-9611 Lcati@equityny.com